Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Envestnet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-197145) on Form S-3 and (Nos. 333-169050 and 333-181071) on Form S-8 of Envestnet, Inc. of our report dated September 30, 2014, with respect to the consolidated balance sheet of Placemark Holdings, Inc. and Subsidiary (Placemark) as of December 31, 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Envestnet, Inc. dated October 1, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 30, 2014 contains an explanatory paragraph that states that the Placemark consolidated financial statements were restated, and were previously audited by other auditors. Our report dated September 30, 2014 also refers to our audit of an adjustment that was applied to restate accumulated deficit as of December 31, 2012.

/s/ KPMG LLP

Chicago, Illinois
December 5, 2014